Exhibit 5

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Donald G. Alvarado	600 Citadel Drive
Senior Vice President	Commerce, California 90040
General Counsel	Telefax (323) 869-7862
(323) 869-7500

November 16, 2005

Smart & Final Inc.

600 Citadel Drive

Commerce, California 90040

RE:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 to be filed by Smart & Final Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about November 16, 2005 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 375,000 shares of the Company’s Common Stock, reserved for issuance under the Smart & Final Inc. Long-Term Equity Compensation Plan for Non-Employee Directors and the 1,279,719 additional shares of the Company’s Common Stock, reserved for issuance under the Smart & Final Inc. Long-Term Equity Compensation Plan. As counsel, I have reviewed the proceedings that have been taken and are proposed to be taken in the future in connection with the issuance and sale of the shares of the Company’s Common Stock, and have reviewed such other records and documents as I deem necessary as a basis for this opinion. I have assumed the genuineness and authenticity of all documents submitted to me as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

I am opining herein as to the effect on the subject transactions only of the General Corporation Law of the State of Delaware, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other laws, or as to any matters of municipal law or the laws of any other local agencies within the state.

On the basis of the foregoing and in reliance thereon, it is my opinion that, when issued and sold pursuant to the provisions of each plan, as applicable, and the Registration Statement, the shares of the Company’s Common Stock will be legally and validly issued, fully paid and non-assessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Donald G. Alvarado
Donald G. Alvarado, Esq.
Senior Vice President and General Counsel